Exhibit (g)(5)

THE COMMERCE FUNDS
P.O. Box 16931
St. Louis, MO 63105

                          , 2002

State Street Bank
One Heritage Drive, P3N
North Quincy, MA 02171

Ladies and Gentlemen:

                  Pursuant to Article 17 of the Custodian Contract by and between The Commerce Funds (the “Trust”) and State Street Bank and Trust Company dated December 1, 1994, as amended (the “Agreement”), the Trust hereby requests that you provide services, as set forth in Article 1 of the Agreement, as Custodian to each class of the Trust’s newly established Asset Allocation Fund (the “Fund”), as of                           , 2002.

                  The parties hereby agree that all terms and conditions of the Agreement shall apply to the Fund.

Sincerely,

THE COMMERCE FUNDS

By:

Name:

Title:

Accepted and Agreed:

STATE STREET BANK AND TRUST COMPANY

By:

Name:

Title: